Exhibit 99.1

News Release

For information contact: Sherry Magee Senior Vice President Communications CNL Financial Group 407-650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES SECOND QUARTER 2014 RESULTS

— Total revenues increased 9.5 percent year-over-year to $222.4 million —

(ORLANDO, Fla.) Aug. 14, 2014 — CNL Lifestyle Properties, Inc., a real estate investment trust (“we,” “our” or “us”), today announced its operating results for the quarter ended June 30, 2014.

Second Quarter 2014

•	Total revenues increased $11.4 million, or 10.1 percent, as compared to the second quarter of 2013.

•	Net loss decreased $46.7 million, or 84.6 percent, as compared to the second quarter of 2013 primarily due to a nonrecurring impairment provision recorded in June 2013.

•	Funds from Operations (“FFO”) and FFO per share increased $4.4 million, or 16.9 percent and $0.01 per share, respectively, as compared to the second quarter of 2013.

•	Modified Funds from Operations (“MFFO”) increased $6.0 million, or 23.3 percent and $0.02 per share, respectively, as compared to the second quarter of 2013.

•	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) increased $5.0 million, or 15.4 percent, as compared to the second quarter of 2013.

Six Months Ended June 30, 2014

•	Total revenues increased $19.3 million, or 9.5 percent, as compared to the six months ended June 30, 2013.

•	Net loss decreased $49.6 million, or 63.2 percent, as compared to the six months ended June 30, 2013, primarily due to an impairment provision recorded in June 2013.

•	FFO and FFO per share increased $7.0 million, or 15.6 percent and $0.02 per share, respectively, as compared to the six months ended June 30, 2013.

•	MFFO and MFFO per share increased $6.2 million, or 13.8 percent and $0.02 per share, respectively, as compared to the six months ended June 30, 2013.

•	Adjusted EBITDA decreased $2.4 million, or 3.6 percent, as compared to the six months ended June 30, 2013.

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The increase in FFO and MFFO is primarily due to an increase in rental income from leased properties (for MFFO, rental revenue excluding straight-line adjustments for GAAP) acquired after the second quarter of 2013 as well as increases in “same-store” net operating income from managed properties. The increase was also due to a decrease in bad debt expense and reduced asset management fees resulting from the sale of our interest in 42 senior housing properties held through unconsolidated joint ventures, and a reduction in fees charged by our Advisor, effective April 1, 2014. The increases were partially offset by higher interest expense and loan cost amortization from additional borrowings made after June 30, 2013.

The decrease in Adjusted EBITDA for the six months ended June 30, 2014, is primarily a result of a reduction in cash distributions received from our unconsolidated entities due to the July 2013 sale of our interests in 42 senior living properties which were held in three unconsolidated entities. Net operating income and cash flows from these investments have been replaced as net sale proceeds have been reinvested. As a result of these new investments, as well as a reduction in bad debt expense and asset management fees, Adjusted EBITDA for the quarter ended June 30, 2014, exceeded Adjusted EBITDA for the same quarter in 2013.

The following table presents selected comparable financial data through June 30, 2014:

SUMMARY FINANCIAL RESULTS

(Millions except ratios and per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total revenues	$124.8	$113.4	$222.4	$203.1
Total expenses	120.9	159.9	222.5	254.2

Operating income (loss)	3.9	(46.5)	(0.1)	(51.1)

Net loss	(8.5)	(55.2)	(28.9)	(78.5)
Net loss per share	(0.03)	(0.17)	(0.09)	(0.25)

FFO	30.5	26.1	52.0	45.0
FFO per share	0.09	0.08	0.16	0.14

MFFO	31.8	25.8	51.1	44.9
MFFO per share	0.10	0.08	0.16	0.14

Adjusted EBITDA	37.5	32.5	65.1	67.5

Cash flows from operating activities			76.8	82.2

As of June 30, 2014:
Total assets			$2,709.6
Total debt			1,255.1
Leverage ratio*			46.3%

*	49.4% including our share of unconsolidated assets and debts

See detailed financial information and full reconciliation of FFO, MFFO and Adjusted EBITDA, which are Non-Generally Accepted Accounting Principles (“Non-GAAP”) measures, on the following pages.

Portfolio Highlights

The following tables summarize the Company’s “same-store” revenue and EBITDA for comparable consolidated properties that we owned during the entirety of both periods presented, and includes information for both leased and managed properties (other than rent coverage, which includes all leased properties):

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	Number	Quarter Ended June 30,						TTM
	of	2014		2013		Increase/(Decrease)		Rent
	Properties	Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA	Coverage (2)
Ski and mountain lifestyle	17	$39,340	$(13,485)	$34,913	$(17,412)	12.7%	22.6%	1.39x
Golf	48	46,031	13,151	46,383	13,025	-0.8%	1.0%	1.38x
Attractions	21	80,502	19,466	74,236	16,047	8.4%	21.3%	2.07x
Senior housing	20	17,690	5,480	17,124	5,675	3.3%	-3.4%	1.62x
Marinas	17	9,212	3,162	9,429	3,187	-2.3%	-0.8%	n/a

	123	$192,775	$27,774	$182,085	$20,522	5.9%	35.3%	1.46x

	Number	Six Months Ended June 30,
	of	2014		2013		Increase/(Decrease)
	Properties	Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA
Ski and mountain lifestyle	17	$280,919	$96,810	$291,159	$102,481	-3.5%	-5.5%
Golf	48	80,039	22,156	80,723	22,063	-0.8%	0.4%
Attractions	21	103,230	10,872	95,347	6,292	8.3%	72.8%
Senior housing	20	34,952	10,698	33,799	11,150	3.4%	-4.1%
Marinas	17	14,501	4,426	15,475	5,326	-6.3%	-16.9%

	123	$513,641	$144,962	$516,503	$147,312	-0.6%	-1.6%

FOOTNOTES:

(1)	Property operating results for tenants under leased arrangements are not included in our operating results. Property level EBITDA above is disclosed before rent and capital reserve payments to us, as applicable.
(2)	As of June 30, 2014, on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property level EBITDA before recurring capital expenditures divided by base rent.

Second Quarter 2014

•	Property level revenue and property level EBITDA increased 5.9 percent and 35.3 percent, respectively, as compared to the second quarter of 2013.

•	Our ski and mountain lifestyle properties experienced an increase in revenue and EBITDA due to favorable late-season conditions in certain locations, inclusive of both snowfall and temperature, allowing some of our ski and mountain lifestyle properties to remain in operation through April.

•	Early season efforts to drive activity and visitation in our attractions properties resulted in a significant increase in season pass sales. In addition, favorable weather at certain of our attractions properties in the West contributed to an increase in attendance and strong early season operating results in certain of our attractions properties.

Six Months Ended June 30, 2014

•	Revenue and property level EBITDA declined 0.6 percent and 1.6 percent, respectively, as compared to the six months ended June 30, 2013.

•	Snow levels in the West (particularly in California) were significantly below historical norms during much of the 2013/2014 ski season as a result of warm temperatures and drought conditions. This caused our California resorts to experience poor operating results as compared to the 2012/2013 ski season.

•	Record-breaking cold temperatures and ice storms caused damage to the docks and other floating structures, which resulted in the temporary closure of our largest marina, reducing operating results. Additionally, our marinas were impacted by our proactive transition of the properties to multiple new managers, which was completed in April 2014.

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The following table presents same-store, unaudited property level information of our senior housing properties as of and for the quarter and six months ended June 30, 2014 and 2013:

	Number	Occupancy
	of	As of June 30,		Increase/
	Properties	2014	2013	(Decrease)
Senior housing	20	95.6%	96.1%	-0.5%

		RevPOU
	Number	Quarter Ended			Six Months Ended
	of	June 30,		Increase/	June 30,		Increase/
	Properties	2014	2013	(Decrease)	2014	2013	(Decrease)
Senior housing	20	$3,910	$3,777	3.5%	$3,859	$3,761	2.6%

The increase in revenue per occupied unit (“RevPOU”) of 3.5 percent and 2.6 percent for the quarter and six months ended June 30, 2014, respectively, as compared to the same periods in 2013 is due to an increase in average rate paid by our residents.

Acquisition Activity

During the six months ended June 30, 2014, we acquired four senior housing communities for an aggregate purchase price of $53.1 million.

Disposition

In June 2014 we completed the sale of our only multifamily residential property and received net sales proceeds of approximately $73.5 million. The net sales proceeds were used to retire debt. Also in June 2014, we signed a purchase and sale agreement to sell our golf portfolio comprised of 48 properties to a third-party buyer. We expect the transaction to be completed in 2014.

Distributions

For the six months ended June 30, 2014, we declared and paid distributions of $68.7 million ($0.2126 per share). Our board of directors will continue to evaluate the level of distributions going forward, which will be based on a variety of factors including current and expected future cash flows from our properties.

Distribution Reinvestments and Redemptions

For the six months ended June 30, 2014, we issued approximately 4.0 million shares under our distribution reinvestment plan and received aggregate proceeds of $27.2 million. During the same period, we redeemed 0.9 million shares with a value of $6.0 million.

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Supplemental Information

See our quarterly report on Form 10-Q for the quarter and six months ended June 30, 2014, on our website at www.CNLLifestyleREIT.com for additional information.

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CNL LIFESTYLE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2014	December 31, 2013
ASSETS
Real estate investment properties, net (including $180,196 and $184,306 related to consolidated variable interest entities, respectively)	$1,804,898	$2,068,973
Assets held for sale, net	328,277	90,794
Investments in unconsolidated entities	130,099	132,324
Cash	121,301	71,574
Mortgages and other notes receivable, net	104,572	117,963
Deferred rent and lease incentives	60,715	57,378
Restricted cash	55,740	51,335
Other assets	52,976	52,310
Intangibles, net	25,937	36,922
Accounts and other receivables, net	25,054	21,080

Total Assets	$2,709,569	$2,700,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable (including $68,369 and $87,095 related to non-recourse debt of consolidated variable interest entities, respectively)	$708,029	$760,192
Senior notes, net of discount	394,587	394,419
Line of credit	152,500	50,000
Other liabilities	94,359	76,816
Accounts payable and accrued expenses	63,390	49,823
Due to affiliates	567	1,025

Total Liabilities	1,413,432	1,332,275

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 349,084 and 345,114 shares issued and 325,713 and 322,627 shares outstanding as of June 30, 2014 and December 31, 2013, respectively	3,257	3,226
Capital in excess of par value	2,867,433	2,846,265
Accumulated deficit	(430,843)	(401,985)
Accumulated distributions	(1,142,142)	(1,073,422)
Accumulated other comprehensive loss	(1,568)	(5,706)

Total Stockholders’ Equity	1,296,137	1,368,378

Total Liabilities and Stockholders’ Equity	$2,709,569	$2,700,653

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rental income from operating leases	$34,524	$30,223	$77,378	$69,693
Property operating revenues	87,308	79,791	138,976	126,594
Interest income on mortgages and other notes receivable	2,946	3,363	6,079	6,782

Total revenues	124,778	113,377	222,433	203,069

Expenses:
Property operating expenses	70,096	66,134	121,100	113,386
Asset management fees to advisor	7,507	9,212	16,078	18,425
General and administrative	5,121	4,962	9,117	8,955
Ground lease and permit fees	2,980	2,468	6,623	6,470
Acquisition fees and costs	1,279	546	2,003	913
Other operating expenses	1,028	1,258	1,791	1,936
Bad debt expense (recovery)	(9)	4,033	997	4,059
Recovery on lease terminations	(741)	—	(741)	—
Loan loss provision	2,520	—	2,520	—
Impairment provision	—	42,451	—	42,451
Depreciation and amortization	31,098	28,837	63,032	57,595

Total expenses	120,879	159,901	222,520	254,190

Operating Income (loss)	3,899	(46,524)	(87)	(51,121)

Other income (expense):
Interest and other income	89	71	91	397
Interest expense and loan cost amortization (includes $404 loss on termination of cash flow hedge for both the quarter and six months ended June 30, 2014)	(19,707)	(16,397)	(38,767)	(32,661)
Loss on extinguishment of debt	(196)	—	(196)	—
Equity in earnings (loss) of unconsolidated entities	(526)	6,159	3,773	5,036

Total other expense	(20,340)	(10,167)	(35,099)	(27,228)

Loss from continuing operations	(16,441)	(56,691)	(35,186)	(78,349)
Income (loss) from discontinued operations (includes $2,613 and $3,027 amortization of loss and loss on termination of cash flow hedges for the quarter and six months ended June 30, 2014, respectively, and $413 and $827 amortization of loss on termination of cash flow hedges for the quarter and six months ended June 30, 2013, respectively)	7,936	1,486	6,328	(155)

Net loss	$(8,505)	$(55,205)	$(28,858)	$(78,504)

Income (loss) per share of common stock (basic and diluted)
Continuing operations	$(0.05)	$(0.18)	$(0.11)	$(0.25)
Discontinued operations	0.02	0.01	0.02	(0.00)

Loss per share	$(0.03)	$(0.17)	$(0.09)	$(0.25)

Weighted average number of shares of common stock outstanding (basic and diluted)	324,197	317,959	323,424	317,175

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Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with GAAP. Although FFO, MFFO and Adjusted EBITDA are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (“REIT”) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and real estate impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s guidance described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to the write-off of deferred rent receivables and other lease-related assets as well as amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss); unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of its liquidity, or indicative of funds available to fund our cash needs including our ability to make

Page 9 /CNL Lifestyle Properties announces second quarter 2014 results distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value or based on an estimated net asset value. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other nonrecurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the United States Securities and Exchange Commission on Aug. 13, 2014.

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Funds from Operations and Modified Funds from Operations

	June 30,		June 30,
	2014	2013	2014	2013
Net loss	$(8,505)	$(55,205)	$(28,858)	$(78,504)
Adjustments:
Depreciation and amortization:
Continuing operations	31,098	28,837	63,032	57,595
Discontinued operations	—	7,796	4,925	15,221
Impairment of real estate assets:
Continuing operations	—	42,451	—	42,451
Discontinued operations	1,150	—	4,464	—
(Gain) loss on sale of real estate investment:
Discontinued operations	73	(2,080)	70	(2,083)
Net effect of FFO adjustment from unconsolidated entities: (1)
Continuing operations	6,658	4,293	8,389	10,337

Total funds from operations	30,474	26,092	52,022	45,017

Acquisition fees and expenses: (2)
Continuing operations	1,279	546	2,003	913
Straight-line adjustments for leases and notes receivable: (3)
Continuing operations	(2,737)	(771)	(6,164)	(1,042)
Discontinued operations	—	(321)	—	(536)
(Gain) loss from early extinguishment of debt: (4)
Continuing operations	600	—	600	—
Discontinued operations	(266)	—	(266)	—
Amortization of above/below market intangible assets and liabilities
Continuing operations	7	(1)	24	(2)
Discontinued operations	—	349	359	683
Loan loss provision: (5)
Continuing operations	2,520	—	2,520	—
Accretion of discounts/amortization of premiums:
Continuing operations	3	3	6	6
MFFO adjustments from unconsolidated entities: (1)
Straight-line adjustments for leases and notes receivable: (3)
Continuing operations	48	(78)	62	(146)
Amortization of above/below market intangible assets and liabilities:
Continuing operations	(88)	(3)	(76)	(7)

Modified funds from operations	$31,840	$25,816	$51,090	$44,886

Weighted average number of shares of common stock outstanding (basic and diluted)	324,197	317,959	323,424	317,175

FFO per share (basic and diluted)	$0.09	$0.08	$0.16	$0.14

MFFO per share (basic and diluted)	$0.10	$0.08	$0.16	$0.14

FOOTNOTES:

(1)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the HLBV method.
(2)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expense relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.

Page 11 /CNL Lifestyle Properties announces second quarter 2014 results

(3)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(4)	(Gain) loss from early extinguishment of debt includes swap breakage fees, write-off of unamortized loan costs and reclassification of loss on termination of cash flow hedges from other comprehensive income (loss) into interest expense.
(5)	In June 2014, we recorded a loan loss provision on one of our mortgages and other notes receivable as a result of uncertainty related to the collectability of the note receivable.

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net loss	$(8,505)	$(55,205)	$(28,858)	$(78,504)
(Income) loss from discontinued operations	(7,936)	(1,486)	(6,328)	155
Interest and other income	(89)	(71)	(91)	(397)
Interest expense and loan cost amortization	19,707	16,397	38,767	32,661
Equity in (earnings) loss of unconsolidated entities (1)	526	(6,159)	(3,773)	(5,036)
Depreciation and amortization	31,098	28,837	63,032	57,595
Impairment provision	—	42,451	—	42,451
Loss from extinguishment of debt	196	—	196	—
Loan loss provision	2,520	—	2,520	—
Recovery on lease terminations	(741)	—	(741)	—
Straight-line adjustments for leases and notes receivables (2)	(2,737)	(1,092)	(6,164)	(1,578)
Cash distributions from unconsolidated entities (1)	3,455	8,787	6,575	20,113

Adjusted EBITDA	$37,494	$32,459	$65,135	$67,460

FOOTNOTES:

(1)	Investments in our unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, we recognize income or loss based on the change in liquidating proceeds we would receive from a hypothetical liquidation of our investments based on depreciated book value. We adjust EBITDA for equity in earnings (loss) of our unconsolidated entities because we believe this is not reflective of the joint ventures’ operating performance or cash flows available for distributions to us. We believe cash distributions from our unconsolidated entities, exclusive of any financing transactions, are reflective of their operating performance and its impact to us and have been added back to adjusted EBITDA above.
(2)	We believe that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are noncash adjustments and reflect the actual cash receipts received by us from our tenants and borrowers.

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 151 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Florida, CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

Page 12 /CNL Lifestyle Properties announces second quarter 2014 results

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $29 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

Caution Concerning Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended Dec. 31, 2013, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults on or nonrenewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of our accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; risks associated with our tax structuring; failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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